UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2014

NOODLES & COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-35987	84-1303469
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Zang Street, Suite D, Broomfield, CO 80021
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (720) 214-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2014, Stuart Frenkiel tendered his resignation as a member of the Audit Committee of the Board of Directors (the "Board") of Noodles & Company (the "Company"), and James Pittman tendered his resignation as a Class I director of the Company and as a member of the Compensation Committee of the Board (the "Compensation Committee").
To fill the vacancies of the Board, the Audit Committee of the Board, and the Compensation Committee created by the above-described resignations, on June 24, 2014, the Board, acting by unanimous written consent, (i) elected Johanna Murphy as a Class I director of the Company and appointed her to serve as a member of the Audit Committee of the Board, and (ii) appointed Mr. Frenkiel to serve as a member of the Compensation Committee.
Ms. Murphy was not party to any arrangements or understandings with any other person pursuant to which she was elected as a director.

Ms. Murphy will receive compensation for her service on the Board under the Company’s director compensation program for non-employee directors.
Ms. Murphy does not have any family relationship with the Company’s executive officers or directors, nor has she engaged in any related party transaction with the Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release Dated June 26, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noodles & Company

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Executive Vice President and General Counsel

 DATED: June 26, 2014

EXHIBIT INDEX

Exhibit No.	Description
99.1	Noodles & Company Press Release dated June 26, 2014